YUM! BRANDS APPOINTS CHRIS TURNER TO BOARD OF DIRECTORS

LOUISVILLE, Ky., August 28, 2025 – Yum! Brands, Inc. (NYSE: YUM) today announced that Chris Turner, who will become Chief Executive Officer of the Company on October 1, 2025, was appointed as a Director of the Board, also effective October 1, 2025.

“We look forward to welcoming Chris to the Board as he takes on the Chief Executive role and leads Yum! into its next stage of growth,” said Brian Cornell, Non-Executive Chair of the Yum! Brands Board of Directors. “His appointment will further deepen collaboration between leadership and the Board, ensuring Yum!’s continued success.”

Turner was appointed to become Yum! Brand’s next Chief Executive Officer on June 13, effective October 1, 2025, succeeding David Gibbs, who, in March 2025, informed the Board of Directors of his intention to retire after 36 years with the Company and a successful tenure as CEO.

Turner has served as Yum! Brands' Chief Financial Officer since 2019 and expanded his role to include Chief Franchise Officer in 2024, with responsibilities for finance, corporate strategy, supply chain, franchise standards and support.

Also, effective October 1, 2025, Gibbs will no longer be a Director of the Board but will remain as an executive advisor to the Company through 2026.

About Yum! Brands
Yum! Brands, Inc., based in Louisville, Kentucky, and its subsidiaries franchise or operate a system of over 61,000 restaurants in more than 155 countries and territories under the company’s concepts – KFC, Taco Bell, Pizza Hut and Habit Burger & Grill. The Company's KFC, Taco Bell and Pizza Hut brands are global leaders of the chicken, Mexican-inspired food and pizza categories, respectively. Habit Burger & Grill is a fast casual restaurant concept specializing in made-to-order chargrilled burgers, sandwiches and more. In 2024, Yum! was named to the Dow Jones Sustainability Index North America, Newsweek’s list of America’s Most Responsible Companies, USA Today’s America’s Climate Leaders and 3BL’s list of 100 Best Corporate Citizens. In 2025, the Company was recognized among TIME magazine’s list of Best Companies for Future Leaders. In addition, KFC, Taco Bell and Pizza Hut led Entrepreneur's Top Global Franchises 2024 list and were ranked in the first 25 of Entrepreneur’s 2025 Franchise 500, with Taco Bell securing the No. 1 spot in North America for the fifth consecutive year.

Contacts
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